Exhibit 99.2

Fossil, Inc. Third Quarter Earnings Release Conference Call

November 11, 2008

CORPORATE PARTICIPANTS

 Allison Malkin

 ICR

 Kosta Kartsotis

 Fossil, Inc. - CEO

 Michael Barnes

 Fossil, Inc. - President, COO

 Mike Kovar

 Fossil, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Neely Tamminga

 Piper Jaffray - Analyst

 Barbara Wyckoff

 Buckingham Research Group - Analyst

 Eric Tracy

 BB&T Capital Markets - Analyst

 Anna Andreeva

 JPMorgan - Analyst

 Ronald Bookbinder

 Global Hunter Securities - Analyst

 PRESENTATION

Operator

 Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Fossil 2008 third quarter earnings conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS).

This conference is being recorded today, Tuesday, November 11, 2008, I would now like to turn the conference over to Allison Malkin with ICR. Please go ahead, ma’am.

 Allison Malkin - ICR

 Thank you, good morning. Before we begin, you should be aware that during this conference call certain discussions will contain forward-looking information. Actual results could differ materially from those that will be projected during these discussions. Fossil’s policy on forward-looking statements and additional information concerning a number of factors that could cause actual results to differ materially from such statements is readily available in our Form 10-K and 10-Q reports filed with the SEC. In addition, Fossil undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. If any non-GAAP financial measure is used on this call, a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to GAAP will be provided as supplemental financial information to this release under the Earnings Release section under the Investor Relations heading on Fossil’s website. Please note that this call is being webcast live on Fossil’s website. It will be available for replay on the website under the Investor Relations heading after the conclusion of the call. And now, I would like to turn the call over to Fossil’s CEO, Kosta Kartsotis.

 Kosta Kartsotis - Fossil, Inc. - CEO

 Thanks, Allison. Good morning, everyone and thanks for joining us. Also here today are Mike Barnes, our President and COO and our CFO, Mike Kovar. We will give you some detailed information regarding the earnings announcement and then open up the call for questions. Today we reported strong Q3 numbers in spite of a difficult environment showing the resilience and strength of the business model. During the quarter, we grew 14.3% to $409 million, increased both our gross profit and operating margin by over 200 basis points, and reported net income of $36.5 million, generating a 25.6% increase in earnings per share. We experienced broad-based growth all across the company with particular emphasis in our key growth initiatives, namely growing the market share of the Fossil brand globally, increasing our international presence and expanding our direct to consumer channel. Our strategy going forward will be to continue to play to our strengths, maximize our core businesses and to be very aggressive in increasing the efficiency of the company during these tough times. Highlight of the quarter include a 15.4% constant dollar increase in Fossil brand sales worldwide. This increase included solid contributions from our wholesale domestic segment where our business is more developed and double-digit growth in our international, wholesale and direct to consumer segments. Worldwide, sales of Fossil watches also increased 16.3% on a constant dollar basis. The strengthening of the Fossil brand has been our biggest initiative the past few years, and we are very pleased with the progress.

Innovations in design, a more focused point of view and great affordable products put us in a position for substantial long-term growth. Considering the fact that this strong performance was a regular price in a mostly sale environment and that Fossil is and always has been a strong value proposition, we feel the brand is well positioned to do well in a rough environment. The main communication vehicle for the brand image is our direct to consumer business. Retail delivered a solid performance with total sales rising 22.4% during the quarter driven by door expansion and a comp sales increase of 2.7% for the quarter. As it relates to new store openings, our international stores are showing the strongest performance. They are smaller, have higher sales per foot, require less build-out costs and have higher gross profits because the prices are slightly higher. We are putting stores in some of the best three locations around the world and doing very well both in Europe and Asia in communicating the Fossil brand to a much larger audience. The international opportunity is very significant and as a result we expect two-thirds of the 80 plus stores opening this year will be outside the US. Moreover, in 2009, we plan to shift the vast majority of our accessory store openings to Europe and Asia where we are experiencing a better performance and increasing brand recognition. We are also seeing tremendous progress in the e-commerce business with at 33% increase for the quarter We had 7.8% increase in web sales in the United States and had strong results from our Germany sites that opened in September of last year.

Recently, we have opened new e-commerce sites in the UK, Singapore and Australia. These websites, coupled with our catalog, are great advertising for the brand. Increasingly, consumers are shopping online before they go in to a store, and that factor’s a big part of our strategy. On the international front, wholesale shipments rose 12.1% on a constant dollar basis with Europe up 8.2% and other international markets up 20.1%. We have some of the best brands in the world, great product innovation and a fast-turning operating model. Also our accessory business continues to gain momentum outside of the United States. The opening of our retail stores overseas is introducing more customers to our non-watch offerings and that this is providing us additional wholesale opportunities. We also achieved strong results in jewelry, which reported a 31% constant dollar increase in sales for the quarter. This was fueled by the Fossil brand and the introduction of DKNY jewelry into 1,300 doors during the quarter. We are rapidly developing a sizable business in in jewelry, and we expect it to remain one of our fastest growing categories. The product is unique, well priced and playing to the trend in jewelry, which is getting increasingly globally branded. We also continue to work on new initiatives. We will be shipping men’s shoes in the spring of ‘09, followed by women’s shoes in the fall. We also be will making our first shipments in Michele handbags in the spring of ‘09.

Which brings us to the current environment. Without a doubt, the world has changed since our last quarter ended. Worldwide economies have weakened, the financial markets are uncertain, global stock markets are down and the US dollar has significantly appreciated. All of this has created a climate where visibility is lessened. What we do know is that our business model is stronger than ever. We are distributing globally-branded high-margin accessories, with relatively high inventory terms and short lead times. We have great brands and the best design and execution infrastructure. The Fossil brand is in great shape, we have a great staff of seasoned, focused employees all around the world striving for operational excellence.

Our balance sheet and cash flows remain strong, and we are expected to end the year with substantial cash. We ended the current quarter with $125 million after spending $110 million on stock repurchases in the last year. Our total debt at quarter end stood at a modest $9.1 million. Our inventories are also current and in good shape. Additionally, our olive stores have the capacity to move large amounts of inventory if needed at advantageous prices. Keep in mind that we have improved the margin in the outlooks by 600 basis points and that the outlet organization makes high singles operating profit, even after corporate expenses. This is a great advantage taken in today’s marketplace. The environment is rough and may get rougher. In response, we will be very aggressive in the way we manage our business, reducing costs and inventory to align with current sales expectations while directing resources to those businesses that are achieving strong returns and immediate ROI. We have already begun to delay and cut expenditures and initiatives until we get more visibility. There will be great challenges and great opportunities during this time period. We feel we are positioned to weather the storm as it gets stronger. Now I’ll turn it over to Mike Barnes.

 Michael Barnes - Fossil, Inc.- President, COO

 Thanks, Kosta. Good morning, everyone. I’ll start with a review of our domestic business where we saw sales rise 7.7% for the quarter, with watches up 6.7% and non-watch categories up 8.6%. Domestic wholesale watch growth was primarily driven by our licensed and Michele watch brands. This was partially offset by a 12% decline in Relic watches due to a timing shift which we expect to make up during the fourth quarter. Fossil domestic watch shipments were essentially flat during the quarter, representing an improved performance on a sequential quarter basis. Growth from our license watch category was lead by sales volume growth from Michael Kors and Emporio Armani watches as we continue to gain market share and add door growth within these businesses. Speaking of the Emporio Armani brand, I would like to announce that we continue to strengthen this partnership and we have just signed a five-year extension for the brand through the year 2013. Although the overall domestic wholesale business remains challenging, we do believe we can continue to achieve positive growth within our domestic watch business during Q4, based in part on the strength of the brand portfolio we bring to the marketplace. We also believe that there is a some low-hanging fruit available by capturing the sales we lost last year due to shortages we had on key watch styles stemming from factory delays in the fourth quarter.

Our proprietary luxury watch brand Michele experienced a solid increase in wholesale shipments for the quarter. Michele remains the best selling watch in the fashion luxury tier of distribution. Although the recent comp performance in luxury department stores overall will challenge this business during Q4, we feel we have great products and improve an execution strategy to meet this challenge. Also, as Kosta mentioned, we remain on track to test Michele handbags in spring of 2009, which we expect will continue to build market share for the brand. Our domestic accessory business experienced an 8.8% increase in wholesale shipments during the third quarter driven by growth in the Relic and Fossil women’s line. Furthermore, the success and continued rollout of the Fossil accessory jewelry line, the Fossil 54 handbag line and Fossil cold-weather accessories contributed nicely to the sales growth. Relic handbags from small leather goods had a great quarter with wholesale shipments increasing 20% and retail selling remains strong. Our Fossil women’s business was up 6.6% for the quarter with solid growth in the small leather and belt categories. Additionally, our Fossil handbag line added positive comps of 3.4% for the quarter. These increases were partially offset by a decline in shipments in men’s leathers as we were comping a private-label business during Q3 last year that did not repeat. We’re excited by the progress we have made in our domestic Fossil jewelry business since its launch during Q3 of last year. We have almost doubled the doors we’re shipping to since last year, and we have seen very good sell-through performance.

Now onto the international wholesale business segment where we saw solid performance for the quarter. I’ll provide you with some financial comparisons. To keep things simple and on an apples-to-apples basis, all of my references to sales and percentage comparisons will be based upon constant dollars. International net sales increased by 12.1%. Mrs.. In Europe, wholesale shipments rose by 8.2%, a nice improvement from the 3% growth we delivered in Q2. We posted a 17% increase in wholesale shipments of Fossil watches and posted solid growth for Emporio Armani and Adidas, the Michael Kors line that was launched early last year is rapidly expanding into new doors as evidenced by a 67% increase in wholesale shipments over last year. In Europe, total jewelry sales rose 17.5% on the strength of Fossil jewelry and the addition of DKNY jewelry. We’re also experiencing a solid contribution from the newly designed Diesel jewelry line. These increases were partially offset by some weakness in our Emporio Armani jewelry offering. In leather goods, our expansion in Europe continued favorably and we’re excited about the long term potential to expand this category throughout Europe. Looking to the fourth quarter, we expect to deliver positive wholesale comps driven by the continued rollout of DKNY jewelry and continued growth in our core watch and jewelry lines. We also expect additional sales growth from other product groups such as small leather goods, as we continue to expand our wholesale offerings into additional non-watch and jewelry categories.

In our other international segment, wholesale shipments rose by 20.1%. This strong performance continues to show the benefit of our globally diversified business model. Fossil watch sales rose 28.9% while license watch sales rose 12.5% in the quarter. In addition to solid performances from our more mature subsidiaries, we’re also experiencing strong contributions from our newer businesses in China, India and Korea. We continue to expand our concessions in the Asia Pacific region which are building awareness for our brands and allowing us to gain market share in the department store environment. For our direct to consumer segment, we had a terrific quarter as well, with sales rising 22.4% or 22% on a constant dollar basis. This was primarily the result of a 29% increase from retail store growth and comp store sales increases of 2.7% and the solid performance from our e-commerce business, as Kosta mentioned earlier. That 2.7% increase came on top of a 5.9% comp increase we announced last year’s Q3. Our growth engine in this segment, which is the Fossil accessory store concept, delivered global comp increases of 2.8% in 84 comp stores that were open during the quarter.

We experienced solid growth in the US accessory stores with comps rising 5.8% and our Europe stores were up 1%. If you recall, our Q4 comps were down last year by 3.4% which means that we’re up against an easier comparison in Q4. Although many retailers reported some rather dismal comp sales for October to begin Q4, we saw comp sales more in line with our positive Q3 comps. Our US accessory stores finished up with a relatively strong 4.8% comp performance for the month. Our outlet stores, which we utilize to clear discontinued product, reported comp increases of 6.8% in Q3. These stores allow us to maintain brand integrity and better control our discontinued styles while offering consumers a shopping alternative to higher-priced channels. Globally, we ended the quarter with 288 stores. This includes the 156 full-priced accessory stores, 78 of which — or half of which were outside the US and 81 outlet locations, including eight outside the U.S. Additionally, we ended the quarter with 33 apparel stores, 18 multi-brand stores. This compares to 225 stores at the end of the prior-year quarter, including 97 full-price accessory stores with 48 outside the US and 79 outlet stores, including five outside the US, 33 apparel stores and 16 multi-brand stores. During the fourth quarter, we expect to open 37 new doors, bringing total net door count to 325 at year end. As previously stated, we’ll concentrate on the full-price accessory concept with more stores being opened internationally than domestically.

Looking forward, while we have stated that we’re well positioned to open 80 to 85 doors per year, and we’re currently satisfied with their performance, our expectations for 2009 are more in line with 40 to 50 doors based on the current environment. We will, however, remain opportunistic as we see the opportunities materialize and we will remain flexible to get more aggressive with openings based on those potential opportunities. At this time, I’ll turn the call over to Mike Kovar to discuss our financial results.

 Mike Kovar - Fossil, Inc. - CFO

 Thanks, Mike. Thanks, Mike. First, I’d like to summarize our third quarter results from this morning’s press release. Net sales increased 14.3% to $409.8 million compared to $358.6 million last year. Gross profit grew 19.9% to $224.2 million, or 54.7% of net sales compared to $187 million, or 52.1% of net sales last year. Operating income increased 31.5 % to $63.7 million or 15.6% of net sales compared to $48.5 million or 13.5% of net sales last year. Net income rose 19.8% to $36.5 million compared to $30.5 million, and diluted earnings per share increased 25.6% to $0.54 on 68 million shares outstanding compared to $0.43 per diluted share on 70.3 million shares last year. The sales mix for the third quarter was as follows: 16.3% from domestic wholesale watch sales, 14.5% from other domestic wholesale businesses, 18.5% from worldwide direct to consumer businesses, 33.1% from European wholesale sales and 17.6% from wholesale sales and other internationally locations. The 14.3% sales growth for the quarter consisted of the following increases by category and geographic region. Domestic watch sales increased 6.7% to $68.6 million compared to $62.6 million in the prior-year quarter. Other domestic sales, which include our leather, sunglass and jewelry businesses, increased 8.8% to $59.6 million compared to $54.8 million in the prior-year quarter. Sales generated from European based wholesale operations increased 12.4% to $135.5 million compared to $120.6 million in the prior-year quarter.

Other international sales, which consist of export sales to distributors and sales from our Canada, Mexico, and Asia Pacific wholesale operations, increased 22.9% to $72 million, compared to $58.6 million in the prior-year quarter. And finally, sales from our worldwide direct to consumer businesses grew 22.4% to $75.9 million compared to $62 million the prior-year quarter, the result of 29% growth in the average number of doors opened during the third quarter, constant dollar comp store sales increases of 2.7% and the 33.1% increase in e-commerce sales. Gross profit margin increased by 260 basis points to 54.7% in the third quarter compared to 52.1% in the prior-year quarter. This increase is primarily the result of an increase in the sales mix of higher margin, direct to consumer and international wholesale segment sales. The increase from our direct to consumer segment includes a 600 basis point increase in outlet store gross profit margins, an increase in the mix of full price accessory stores open as compared to the prior-year quarter and the 33.1% increase in e-commerce sales. Additionally, our ongoing initiative to reduce product cost and decrease the proportion of lower margin product within our assortments contributes to the overall increase in gross profit margin. Gross profit margin was benefited by approximately 60 basis points as a result of the weaker average US dollar for the quarter. Partially offsetting these increases was an increase in the sales mix of lower-margin shipments to third party distributors.

Given the recent strengthening of the US dollar in comparison to most of the other global markets, major currencies we operate in, we do expect to see some reduction in our fiscal 2008 fourth quarter gross profit margin in comparison to our third quarter gross profit margin excluding the impact of sales mix. In comparison to the prior-year quarter, total operating expenses increased by $21.9 million to $160.4 million. Operating experiences included $2.8 million related to the translation of foreign-based expenses as a result of the weaker average US dollar during the quarter. As a percentage of net sales, operating expenses increased 50 basis points in the third quarter to 39.1% compared to 38.6% in the prior-year quarter. Operating expenses in the prior-year quarter also included approximately $3 million related to expenses associated with our equity grant review. Excluding the impact of currency translation and expenses associated with our prior-year equity grant review, the increase in operating expenses was principally driven by expenses associated with retail store growth in our direct to consumer segment and increases to support higher levels of sales. As a percentage of net sales, direct to consumer operating expenses increased during the third quarter compared to the prior-year quarter, resulting in approximately

$5.1 million in additional operating expenses, including approximately $1.1 million related to provisions made for store impairments.

Operating income increased by 31.5% for the third quarter to 15.6% of net sales compared to 13.5% of net sales in the prior-year quarter as a result of increased gross profit margin, partially offset by decreased operating expense leverage. Operating income was favorably impacted by approximately $3.4 million as a result of the translation of foreign-based sales and expenses into US dollars. Other income and expense increased unfavorably by $5.4 million during the third quarter. This increase was primarily driven by increased foreign currency transaction losses and to an lesser extent, an increase in minority interest expense. As the US dollar significantly strengthened during September, we recognized currency losses related to our international subsidiary’s foreign currency payable balances denominated in US dollars. Although we do hedge a portion of our currency risk by utilizing foreign contracts for certain subsidiaries with US dollar denominated payables, we have generally limited this activity to exposure to the euro and the British pound. We have not historically entered into foreign contracts for our smaller international subsidiaries due to the unpredictable nature of these subsidiaries’ cash flows. As a result, of the strengthening of the US dollar from the end of the second quarter of fiscal 2008 resulted in significant mark-to-market losses being recorded in many of our non-euro and British pound-based subsidiaries. As the US dollar has continued to strengthen since the end of the third quarter, we expect to record additional mark-to-market losses in the fourth quarter.

Income tax expense of $23.2 million for the third quarter resulted in an effective tax rate of 38.8%, basically unchanged from the prior year effective tax rate of 38.7%, and we are estimating our tax rate for the fourth quarter will approximate 37%, excluding any discreate items. Third quarter net income increased by 19.8% to $36.5 million or $0.54 per diluted share compared to $30.5 million or $0.43 per diluted share in the prior-year quarter. Diluted earnings per share for the third quarter was not impacted by foreign currency gains or losses. Foreign currency translation gains included an operating income were offset by foreign currency mark-to-market losses included in other income and expense. Diluted earnings per share in the prior-year quarter included option review costs equating to approximately $0.03 per diluted share.

Now turning to the balance sheet. We ended the third quarter with cash and cash equivalents and securities available for sales totaling $125.2 million compared to $193.4 million at the end of the prior-year quarter and had $9.1 million of total debt. From November last year until the end of the third quarter, we have repurchased approximately 3.4 million shares of our common stock for $110.8 million. At the end of Q3, we had approximately 600,000 shares remaining under the current 2 million share buyback plan, and expect to complete this buyback by December. Accounts receivable increased by 12.7% to $229.3 million compared to $203.4 million at the end of the third quarter of last year. Day sales outstanding for the third quarter was 51 days in comparison to 52 days in the prior-year quarter. Inventory at quarter end $331.6 million representing an increase of 24.6% from the prior-year quarter inventory balance of $266.2 million and included a $12 million increase in inventory in transit and approximately $4.1 million of inventory related to an additional net 63 retail stores being opened since the end of the prior-year quarter. As we mentioned during our August call, we were expecting inventory increases in excess of sale as we were anniversarying production delays on key styles during this time from last year, which caused our in-transit inventories to be unseasonably low. In fact, during the third quarter last year, inventories decreased by 1.4%, while net sales increased by 19.6%. And on a two-year basis, inventory balances have increased 22.9% while net sales have increased 36.7%. Capital additions for the first nine months of the year totaled approximately $40.5 million. We are expecting full-year 2008 capital expenditures of approximately $65 million to $70 million, which is a reduction from the $75 million to $80 million we mentioned during the August call. Given the current environment, we have chosen to defer certain projects with longer-term paybacks.

Depreciation and amortization expense for the first nine months of 2008 was $27.8 million, and we are estimating full year 2008 depreciation and amortization expense of approximately $40 million with the increase over 2007 levels primarily related to our direct to consumer businesses. As it relates to guidance for the fourth quarter, we are currently estimating reported fourth quarter net sales increases of 5% to 6%

with constant dollar sales growth in the 10% to 12% range. On a constant dollar basis, we have reduced our previous fourth quarter estimate provided during our second quarter call in August from a range of $0.94 to $0.97 per diluted share to $0.91 per diluted share to reflect the more difficult environment. Our current guidance for the fourth quarter of $0.70 per diluted share includes currency losses of $0.21 in comparison to that previous guidance. We would also like to remind you that as we continue to grow our retail store base, sales from our direct to consumer segment increased as a percentage of our total sales mix. Historically benefiting our profitability in the fourth quarter, generally at the expense of the first and second quarter when due to seasonality, it is more difficult to leverage retail expenses against retail sales.

In summary, we delivered a solid performance in Q3 and while we recognize the environment has clearly changed, we believe the strength of our brands, the compelling value of our products and our diversified business model position us for market share gains during this holiday period. While we remain cautious, we are focused on maximizing our profitability and will reduce costs while continuing to capitalize on the growth we see for our business long term. With that, I’d like to turn the call back over to the operator to begin the question-and-answer portion of the call.

 QUESTION AND ANSWER

Operator

 Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS) And our first question comes from Neely Tamminga with Piper Jaffray. Go ahead, please.

 Neely Tamminga - Piper Jaffray - Analyst

 Good morning, gentlemen. Just can you talk a little bigger picture here. You talked about defining some of these capital projects which obviously is very understandable considering the overall environment, but just wondering how that move might influence your five-year plan, your 2012 plan. And maybe if you could just remind us, implied in the guidance for this year, X currency, where are you going to size up on that broader five-year plan in terms of goals achieved?

 Michael Barnes - Fossil, Inc. - President, COO

 Hey Neely, this is Michael Barnes. We still believe in our five-year plan. Obviously, we’re going to make adjustments along the way, but five years is a pretty long time frame, and we’re all obviously very hopeful that the economic situation that everybody is in today will improve at some point, so we still believe in our five-year plan, we think it’s executable. The timing may shift a little bit here, a little bit there. There’s a lot of projects in the works. Some of them, some very important ones as a matter of fact, will continue to go forward because they are integral to our five-year plan of increasing our business, growing our international businesses, growing our retail businesses. So we do have a lot of very important projects that will go forward. Other ones that can be put on hold for the time being will be, so I don’t see this as making it unable for us to meet our five-year objectives. I think that at this point in time, we still feel pretty good about where we’re going, we’re just going to take it one step at a time and do the most important projects first, whereas in a different environment, we might have been able to do more things in parallel and move the needle a little bit quicker.

 Mike Kovar - Fossil, Inc. - CFO

 Neely, I’ll also remind you that when we laid out the five-year plan back in September last year during the analysts meeting, we did indicate that that plan was based upon a much lower euro to US dollar comparison. In fact, I think we called that that five year plan was based upon a 1.25 rate. So at this point in time, the five year plan extrapolated over the next five years for currency purposes hadn’t really been impacted.

 Neely Tamminga - Piper Jaffray - Analyst

 Okay. I guess I understand not wanting to kind of jump this gun on this, but you guys have a wide range on consensus estimates on a shrinking group of analysts. I just wondering if directionally you could speak so some of the Street’s numbers in the first half next year, building on some of the commentary you put in the press release about the overall mix shift in Q1, Q2 next year relative to Q3, Q4. It would seem to me, that considering that mix shift as well as the implication of a strengthening dollar would actually assume that your guidance for the first half would come in lower than the street’s collective $0.64. Is that a fair general directional assumption?

 Mike Kovar - Fossil, Inc. - CFO

 As you know Neely, we generally do not provide any guidance for 2009 until we get to our fourth quarter call in February, and we’re going to maintain that position. I would agree that yes, there is some pressure on the first half of next year’s earnings based upon the fact that we will continue to mix heavier to retail stores and the currency will be a headwind, and I’ll leave it at that.

 Neely Tamminga - Piper Jaffray - Analyst

 And just one other question. If I’m hearing all of the commentary correctly about comps and the overall strength of the underlying businesses which is just absolutely commendable, I’m assuming then that your wholesale accounts really haven’t shifted much of their order flow outside of the Relic commentary that you made in terms of holiday quarters and maybe early Spring quarters. Are you getting any sense that guys are just pulling back on orders overall?

 Michael Barnes - Fossil, Inc. - President, COO

 Well, I mean, I think our orders have continued to come in on a reasonable basis. And you are correct, that Relic, we did see a shift there, and we expect that that third quarter shift to be made up in the fourth quarter. As far as the rest of our businesses, based on the growth numbers that we put out there, we feel pretty good about where we’re at, and we’ll just have to see how things unfold for the back half of the quarter. Obviously, that’s a big part of our business plan.

 Neely Tamminga - Piper Jaffray - Analyst

 I guess just one philosophical question for Kosta if he’s still over there. Not to call out our age man, but you have been around retail for a while and I’m just wondering, from your perspective, as we go through times in economies macro wise, do you find that watches as an accessory is a — not a resilient category, per se, but on a price point basis to play a brand, it seems to me that it would be relatively inexpensive-type gift. I mean, can you give us any sort of broader, bigger picture perspective on your watch category business specifically as it relates to just macro trends?

 Kosta Kartsotis - Fossil, Inc. - CEO

 Hey look, I’m glad to do that since I have been around for so long. It’s very interesting, but if you look back at the company when we were mostly watches, it was a very difficult environment, and we always have been a very strong value play, very strong design play and a very strong, quick to react play. We do a lot of test and reorder instead of producing huge quantities and pushing them in the market. For this environment, I have never seen anything like this, I don’t think anybody has. We don’t really know what is going to happen. We see a lot of really exciting things happening in our business, but yet, the environment tells we got to be very fast, cautious, aggressive on efficiency and make our business model operate the way it was built to do, which is products turning through very quickly at high gross profits, very fast supply chain, being very quick to market, very aggressive on the innovation and design side, which is our strength. And if you look at our quarter, we had an increase in Fossil watches of 16%, and we have seen, as you can tell from the comps from last month, the more luxury the store, the worse the comps were.

It’s obvious the customer is reacting to value, and we have had a program in place all year that in every single brand we have, every category, every store, every country, everywhere we do business, we do price-point analysis, that — and we have been focusing on the opening price in every category and every brand. For example, if you go in a Macy’s store right now, you’ll see the opening price of Fossil $75, you’ll see it featured in a price point sign. We didn’t do that last year, and we haven’t done it in the past couple of years because price hasn’t been as much of an issue, but if you also look at — even Armani. Armani is a great luxury brand, and what we’ve done is — we have a group of watches at $175, so we have more designs at $175, and if you go in the store, you’ll see at point of sale they are all put together and they’re focused, and there’s a sign that says $175. We think that we’re going to capture some of those customers that are moving down the cycle. Because we do know the better watch has not been good. So as people move toward value, we think in every brand and every category we have, we are a strong player. Because at the end of the day, you have to look at the watches we’re making, all stainless steel, very high quality, very low return rate, we have a very strong, strong value connotation, and we can be very aggressive in the marketplace against our competitors, especially with the scale we have in our operating model. So we think we near a very good position to weather this storm and get even stronger, and that’s our mission.

 Neely Tamminga - Piper Jaffray - Analyst

 That’s fantastic, good luck you guys, okay?

Operator

 Thank you. Our next question comes from Barbara Wyckoff from Buckingham Research Group. Go ahead, please.

 Barbara Wyckoff - Buckingham Research Group - Analyst

 Hi, everyone good job on third quarter.

 Michael Barnes - Fossil, Inc. - President, COO

 Thanks, Barbara.

 Barbara Wyckoff - Buckingham Research Group - Analyst

 Hi, I have a few questions, maybe I’ll just read them all out and then you can answer them in whatever order you like. You talked about 17% operating margins on your strategic plan. Has this outlook changed? I would guess not from what you said before. But how should we be thinking about the projected spread between the margins between international-owned retail, domestic? Should we use the historical, or does it change with the international-owned retail growing? Second question is, could you talk about specific wins in the Margin Maniac program? It helped margins so far, and how much impact are they going to have going forward? And then, do you see any opportunity for new licenses or acquisitions given the dislocation in retail, and then could you update us on how many doors Fossil jewelry is in domestically, and then what is the timing and initial distribution of the Relic jewelry, and then last, but not least, could you update us on the Watch Station, Watch World, initiative?

 Mike Kovar - Fossil, Inc. - CFO

 All right. Let me figure out why we can start with this. (laughter) ( Overlapping Speakers ) Barbara, as you know, 17% was the goal for operating margin in the five-year plan that we rolled out last year. And as I mentioned earlier on the call, even though we’re pulling back on certain initiatives and looking a slightly reduced store growth count for next year, we think that we obviously have some sort of — some bit of time to make up for that over the next five years. At the same time, we don’t expect currency to be a headwind in the five-year plan, because we did utilize a much lower rate than the prevailing rate at the time we rolled out plan. As it relates to the operating margin mix, what we would intend to see as we go forward —the five-year plan we rolled out really had no SG&A leverage built in to it. The growth in the operating margin was basically coming from the expansion of the gross margins from a heavier sales mix of retail and international wholesale, and we expect that to be the case as we move forward as well. One thing that we do expect on an operating margin basis is to see the overall operating margin contribution from our retail organization continue to strengthen as we go forward. We obviously have added a lot of infrastructure to that group over the last year, year and a half to effect a larger construction team, real estate team, field sales teams to manage many more stores around the world, and as we continue to grow doors, we will obviously start leveraging some of those expenses.

 Michael Barnes - Fossil, Inc. — President, COO

 On the license question that you had, Barbara, for new licenses, I think that we — our operating plan is the same as we talked about recently, and that is that we plan to take our biggest businesses and grow them. Kosta mentioned we have had great success in continuing to grow the Fossil brand and reposition the Fossil brand, and it is very well positioned, as is our other brand, even in this economic time that we’re in, we feel like we’re better positioned than most of our competition, that we still have some of the best brand names and partners out there, and our biggest goal is to take those brands and continue to drive those sales with them. Having said that, because of the situation out there in the economy, we are still going to be extremely opportunistic, if the right opportunity comes along for a new license or even an acquisition, we are open for business here. We have a strong company, strong balance sheet, and we’re better positioned than most people out there to take advantage taken of any opportunity that comes along, so we’re keeping our eyes wide open to that. On the Watch Station, I’ll address that as well. We bought the Watch Station name, and we are beginning to put together plans on how we’re going to grow that business. Currently right now, our direct to consumer growth plan is in our Fossil accessory stores. It will be continue to be so for the near to medium term, but we’re looking at Watch Station and we do have a few multi-brand stores in the United States, there’s some in Asia, there’s some in Europe, and we’re looking at how we can consolidate our multi-brand environment under this Watch Station umbrella, both for stores and also for our website. We think there’s a huge opportunity there. We think that there’s a lot of value to the name, and that will be something that we’re doing in the future. We’re working on a plan for that right now.

 Kosta Kartsotis - Fossil, Inc. - CEO

 Yes, on the Margin Maniac side, we have improved our margins quite a bit. Interesting thing that we’re seeing now, you can imagine, with the situation in Hong Kong with labor increases and shortages of factories that alleviate quite a bit, and we have had a number of factories coming to us and saying they get lower prices, and some of the suppliers to them can get lower prices, and there’s also some reductions in the cost of raw materials. So we do think that we have some advantages there, especially in a difficult environment, because the main manufacturers over there tend to gravitate towards our balance sheet and our ability to pay. The environment is rough now for them in terms of them getting paid by smaller companies. So we think we have some room there. We also are studies very closely, we potentially do the opportunity to continue, especially in Europe, maybe move some prices up, probably not on the opening price, but the average would go up a little bit, because it continues to be a less competitive environment. In our own stores, I think we have the opportunity to raise prices a little bit over there. So we’re studying that very closely. We’re going to be careful not to raise prices in a value environment, but we do think on the average, we can move up. As far as the jewelry thing goes, we’ve been — the jewelry business continues to grow, very fast clip. We had a great response to DNKY, it’s in 1,300 doors, it’s going to be great in Europe., Fossil jewelry in Europe is still very, very strong. Our jewelry business in the United States is in about 1,000 doors, doing well. We’re getting better locations and we’re performing better, and we’re getting better at it, so we’re very excited about that. Relic will be launching — looks like Relic jewelry will be launching to about 800 doors in the Spring. So we’re interested in that as well.

 Barbara Wyckoff - Buckingham Research Group - Analyst

 Thanks, good luck.

 Michael Barnes - Fossil, Inc. - President, COO

 Thanks.

Operator

 Thank you. Our next question come from Eric Tracy with is BB&T Capital Markets. Go ahead, please.

 Eric Tracy - BB&T Capital Markets - Analyst

 Good morning, thanks. Maybe if you could just talk a little bit about the outlook for Q4 international kind of ex-currency. I think you said this is on a constant dollar basis, it’s just expected to continue to be positive. Can you talk about just giving underlying fundamentals seem to be deteriorating there? What kind of gives you confidence in that? Is it the incremental DKNY? Just incremental door growth or getting deeper (inaudible) channels?.

 Michael Barnes - Fossil, Inc. - President, COO

 Okay? In looking at Q4, we do expect to continue to see positive comp numbers there. Having said that, we realize that there is more weakness in Europe right now, and we don’t expect probably to post the 8.2% comp number that we saw in Q3. We would expect something less than that, probably low to mid single-digit comp numbers on a organic basis in Europe. For Asia, it remains very strong for us. It is somewhere but we’re still underdeveloped, and even in somewhat of a declining economy, when you are underdeveloped you can continue to grow your business, add new doors, et cetera, and we continue to see that growth in a strong double-digit fashion for us. And we expect for the United States to remain kind of in the area where it has been over the past quarter, so overall, we expect to see pretty good comp numbers in Q4 on an organic basis.

 Eric Tracy - BB&T Capital Markets - Analyst

 Okay. And Mike, maybe you can possibly get the contribution from the the DKNY jewelry? We’ve got 1,300 doors (inaudible) contribution in Q3.

 Mike Kovar - Fossil, Inc. - CFO

 Yes, DKNY jewelry, Eric, for the third quarter contributed to about $3.3 million to sales.

 Eric Tracy - BB&T Capital Markets - Analyst

 Okay. And then maybe Kosta, you talked about the tradedown sort of taking — it certainly will benefit Fossil domestically. I think you mentioned (inaudible) in March in terms of the higher end seeing a lot of pressure, kind of the impact on the shell? Are you feeling like those higher end retailers are sort of chasing the stronger sell-through businesses, or just overall weakness as been a pressure?

 Kosta Kartsotis - Fossil, Inc. - CEO

 No, we have actually seen Michele hold up pretty well in the environment relative to that business level, and we do have opportunities in Michele as well. We do have some products there that are less expensive without diamonds et cetera. So that may or may not become a bigger part of the business, but in any case, it has held up pretty strongly.

 Eric Tracy - BB&T Capital Markets - Analyst

 Okay. Okay. Fair enough. And maybe just a bit (inaudible) bigger picture, as part of this five-year plan, talking about the brand repositioning a little bit focusing on there’s an altered demographic, and realizing that maybe some of these moves may be masked by the environment. But maybe just talk, provide a little bit of color about how you feel that has progressed in sort of the terms of the brand repositioning for Fossil?

 Michael Barnes - Fossil, Inc. - President, COO

 The brand repositioning has been obviously very successful for us, and if you look at — go to our website, which has been recently changed, you see a lot of the branding there. Also on our website you’ll see our most recent catalog. We just launched this last week. We have — as we mentioned before, we have this three-legged stool of web stores and catalogs (inaudible). So if look at product in the catalogs on the website, you can see a lot more detail and treatments. It’s more aspirational in nature, but still very affordable, and we have a great group of product watches at $75, and everything is priced pretty well. So the whole idea is to make it more aspirational, but still affordable for the typical audience out there, the typical shopper in the mall and we think long-term, this is going to play very well globally as we’re seeing — what is really interesting to us is that we have opened stores in a number of new markets this year, in Milan and in Spain, Scandinavia, Japan, China, and there is no place in the world that this doesn’t work, and we have very encouraged by that because we have the infrastructure over there to do it. And these stores have, obviously, the opportunity to give us great sales increases, but also communicate the brand which is given us more wholesale opportunities, and it’s basically an advertising vehicle that makes money. So we think long term, the positioning of it and the products we make and the type of products we make and our creativity and our innovation is going to play well globally.

 Eric Tracy - BB&T Capital Markets - Analyst

 Okay. Fair enough. Thanks, guys, and best of luck.

 Michael Barnes - Fossil, Inc. - President, COO

 Thanks.

Operator

 Thank you. And our next question comes from Anna Andreeva with JPMorgan. Go ahead, please.

 Anna Andreeva - JPMorgan - Analyst

 Great, thanks so much. Impressive quarter, guys. Just going back to the guidance, I was wondering — you obviously mentioned October comps, very impressive in this environment, but could you talk about the trends in the business globally quarter to date versus your 10% to 12% organic sales growth guidance? Does your guidance still imply significant growth compared to what we have been hearing from other manufacturers and retailers? I guess I’m just asking, are you tracking in line with that number so far, or does the guidance assume some acceleration in the business into the holiday? That’s my first question.

 Michael Barnes - Fossil, Inc. - President, COO

 So, as far as the — Hi Anna, it’s Mike Barnes. As far as the trends quarter to date, we put out the — we wanted to give you a little bit of color on how our own comps in our own stores had gone. But generally speaking, we give our guidance for Q4, we don’t really talk month to month about what the actual results are. So it would be hard for us to get into granularity with that issue, but our expectations are, as we laid it out, a little bit weaker in Europe than the 8.2% that we saw in the third quarter, the US is pretty much in line with where it has been, and we continue to expect to see strong double-digit comp numbers out of Asia going forward, but to get any more granular than that is not something we usually do.

 Mike Kovar - Fossil, Inc. - CFO

 And I would also add, Anna, from a mix perspective, the direct to consumer segment will play a much larger part in the fourth quarter due to the fact that we will have all 83 doors that we open — or most of the 83 doors that we open doing business in that quarter, so you’ll see a significant increase in the overall mix component as it relates to the direct to consumer segment.

 Anna Andreeva - JPMorgan - Analyst

 Okay. So as you guys approach the holiday, would you categorize your expectation for things to get better or roughly the same, just looking at the business overall?

 Mike Kovar - Fossil, Inc. - CFO

 Our guidance has always given us the prevailing environment, and that’s what we would say at this point in time as well.

 Anna Andreeva - JPMorgan - Analyst

 Okay. Okay, that’s helpful. And then looking in to ‘09, you guys mentioned cutting the square footage growth. Could you maybe talk about what else are you doing, kind of playing defense? More specifically, about expense opportunities in ‘09 to help protect margins.

 Michael Barnes - Fossil, Inc. — President, COO

 Yes, I mean, we’re looking at every single expense very closely. Our company is very strong, we have held up very well in this environment. But we do not have our head stuck in the sand. We realize it is tough out there. We look at it as a big opportunity for us, because I think with the strength that we have, we will gain market share out of this environment, and we may be able to find new businesses that become more attractive to us as we get into this environment and see opportunities that develop. So we’re going to be aggressive and we’re going to opportunistic, but at the same time, we are watching every expense. We’re looking very closely at everything we’re that doing as a company. We are looking at all of our capital investments, and we are putting them in line as to what we want to move forward with and what we don’t. Even as it regards opening new stores, as I said, for 2009, we’re probably looking at more like 40 to 50 stores But if the opportunities present themselves out there, if we find the right real estate, if the prices on the real estate get better, if we find great locations, we’re well positioned to increase that number if the opportunity is there. We’re just trying to take a cautious, optimistic, opportunistic attitude about this, and we’re looking at everything very, very closely. And expenses is something we that we’re going to watch, and we’re going to be looking at how we can consolidate and save money, obviously, just like everyone else.

 Kosta Kartsotis - Fossil, Inc. - CEO

 What we’re trying to do is basically get the company as lean and efficient as it possibly can be on all issues, on inventory and for example, we slowed down hiring except for critical positions, store managers, et cetera. When we have attrition, what we have done is moved people around and not backfilled them, and we’re going to do more of that. For example, we have been investing for some time in the shoe business. We have hired some very seasoned professionals in that, they’re doing a great job. Basically, what we have done in terms of moving forward in the sales force, et cetera, is we’ve basically moved some people around and we’re going to staff that internally without backfill. So we’re doing a lot of that. It’s really interesting, because it is kind of energized the company. People coming by and saying, I can do more, I can do more, and they all want to be part of the team, and it’s basically very energizing culture here, and I think everybody is focused on doing more with less, and we’re going to come out of this stronger.

 Anna Andreeva - JPMorgan - Analyst

 Okay. And this 40 to 50 stores next year, what is the breakdown internationally versus domestically and initial thoughts on CapEx for ’09?

 Mike Kovar - Fossil, Inc. - CFO

 The breakdown for the 40 to 50 stores, it is going to be primarily international. It’s going to be higher number opened internationally than the US. I would guess probably, at least two-thirds internationally. And as it relates to our CapEx expectations, we’ll deliver that along with the rest of our 2009 expectations during our February call.

 Anna Andreeva - JPMorgan - Analyst

 Okay. And I was — my final question, I was wondering if you could talk just a little bit more about Europe between some of your more mature markets versus new markets. I was especially curious on Germany and UK, where you guys have big exposure.

 Michael Barnes - Fossil, Inc. - President, COO

 Well, obviously, Germany and the UK are the more developed markets for us as a company in Europe. And we have seen some slowing growth in those regions. That’s one big reason why we feel like the comp number for Q4 is going to come down below the 8.2 number reported for Q3 a little bit. They’re still very strong markets, we’re staying in close communication with our customers there, and we’re continuing to do business as usual, but it’s just going to be a slower environment. And we do have some opportunities in some of the less mature markets to continue to push for growth in a lot of our distribution markets, third-party distribution markets, we’re continuing to move forward, and we have had good meetings with our distributors, some of our more underdeveloped owned markets, Scandinavia, et cetera, I think there are opportunities for us in. We’re going to use in environment as a way to go out and get market share. We are still in a position, and our goal is to go out, continue to shop in shops, continue to open concessions on a global basis and really, just take as much market share as we can right now, and stay lean and then when we come out of this economic situation, when the world comes out of it, we think we’re going to be very well positioned to really explode at that point.

 Anna Andreeva - JPMorgan - Analyst

 Okay. That’s really helpful. Thanks so much guys, good luck for the holiday.

 Michael Barnes - Fossil, Inc. - President, COO

 Thanks.

Operator

 Thank you. Our next question comes from Ronald Bookbinder of Global Hunter Securities. Go ahead, please.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Yes, congratulations on your execution on the operations.

 Michael Barnes - Fossil, Inc. - President, COO

 Thank you.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 The gross margin — I think you mentioned in the text that you expect Q4 gross margin to be below Q3. With the shift to more retail, is that just from the currency?

 Mike Kovar - Fossil, Inc. - CFO

 Yes, I think my comment also included excluding the impact of mix. So there could be some offset obviously from the constant dollar impact of current — of margins with the USD being where it was today based on the average rate for the third quarter. We do expect some of that gain — or some of that loss to be recovered based upon a much higher mix of our direct to consumer businesses in the fourth quarter.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 And the — these 40 to 50 store openings for 2009, how many of those leases are signed, and do you expect the openings to be more geared towards the first half of the year?

 Kosta Kartsotis  - Fossil, Inc. - CEO

 We signed, I think — or committed to about 20 stores globally, something like that, and most of those opened — most — if you look towards the second and third quarter, so some of those that are already signed are new locations that may be opening, new malls, et cetera, in the third quarter, we signed maybe this year or some even last year.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 But so for the flow of the openings for 2009, they would mainly come in the second and third quarter?

 Kosta Kartsotis  - Fossil, Inc. - CEO

 Right.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Okay. Inventory, where do you expect to end the year on inventory?

 Mike Kovar - Fossil, Inc. - CFO

 Our expectation for inventory growth year-over-year is in the low to mid-teens area. We’re going to have a little pressure on inventory at year end due to the fact that Chinese New Year is moving up by two weeks this year. So we’re going to have affect taking some early deliveries, obviously, with the factories over this shutting down much earlier in the year.

 Kosta Kartsotis - Fossil, Inc. - CEO

 One other thing I’d mention is that our modus operandi is to be as responsive and as quick as possible on every issue. Just to give you an example, if the environment does get more difficult, our outlet stores, we have improved the operation so much to the point where they are doing extremely well, and they have the capacity to move much larger amounts of merchandise at advantageous prices that really wouldn’t affect the margin that much. We’re watching it very closely. If the environment changes, it’s basically a safety value that we can adjust if we need to. But right now, we have been very pleased with the currency in the inventory and how it’s flowing from Hong Kong.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Okay. And on the CapEx for 2009, without giving direct guidance, we should expect a decline with the reduction in the store openings, correct?

 Mike Kovar - Fossil, Inc. - CFO

 As it relates to stores, yes, we would expect to see a decline, as we mentioned earlier. We’ll have a full reporting of our CapEx plans in 2009 in the February call, but as we mentioned on the call, we’re looking at moving back certain initiatives that maybe had been planned for 2009, just pushing them back without impacting the current business.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Now on these — the currency losses at the subsidiaries, due to mark-to-market, how come — can you pay off those payables quicker, or can you get those payables in local currency? Is there a way you can mitigate that impact?

 Mike Kovar - Fossil, Inc. - CFO

 There is a way to mitigate that impact, and part of that is obviously our hedging program utilizing forward contracts, but obviously to book forward contracts you’ve got to have some sence of predictability in the cash flows of the underlying subsidiary. What we are looking at as it relates to some of the smaller subsidiaries is potentially local borrowing lines or potentially including them in a cash pool that we have in Europe so they could borrow from other subsidiaries to have excess cash to your point of being able to pay down those balances much quicker and not leave significant US dollar denominated AP balances on the balance sheet for any longer than you need to.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 And lastly, could you just give us a review of the expanded offerings for 2009, like the Michele handbags or the Relic jewelry or the continued roll out of shoes? What are the larger announcements of expanded offerings for 2009?

 Kosta Kartsotis - Fossil, Inc. - CEO

 We do have DKNY which just started in the third quarter, will be a plus in the spring and that, as you see, is a pretty sizable number. Men’s shoes starts in the Spring and again, in shoes, it’s a relatively small rollout. It’s not a significant number. We also — as we mentioned, have a small rollout of Michele handbags that will be going in the first quarter, and then, I think that’s basically it.

 Michael Barnes - Fossil, Inc. - President, COO

 Relic jewelry.

 Kosta Kartsotis - Fossil, Inc. - CEO

 Relic jewelry, yes, 800 doors will go out in the Spring as well.

 Ronald Bookbinder - Global Hunter Securities - Analyst

 Thank you and continued good luck.

 Michael Barnes - Fossil, Inc. - President, COO

 Thanks, Ron.

Operator

 Thank you. And ladies and gentlemen, that does conclude our question-and-answer session. I would now like to turn the conference back over to management for any closing statements.

 Mike Kovar - Fossil, Inc. - CFO

 Thank you, operator. Should you want to replay this conference call, it has been recorded and will be available from 10:00 a.m. central time today until 12:00 midnight central time tomorrow by calling 303-590-3000 or 1-800-405-2236, entering reservation number 11119864, followed by the pound sign. Again, those two numbers are 303-590-3000 or 800-405-2236 followed by reservation number 11119864. The conference call has already been recorded by Street Events, and may be accessed through Street Events website at www.streetevents.com or directly at through our website at fossil.com by clicking on Investor Relations on our home page and then on webcast. Finally, should you have any questions that did not get addressed today, please give Mike Barnes or myself a call. Thanks again for joining us today. Our next scheduled conference call will be in February for the release of 2008 fourth quarter and full-year operating results.